CONTACT:  Jim Allen, Mike Murray
                              Tandycrafts, Inc. (817) 551-9600
                              (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE         or
                              Jeff Lambert, Brian Edwards
                              Lambert, Edwards & Associates, Inc.(616) 233-0500
                              (mail@lambert-edwards.com)


              TANDYCRAFTS COMPLETES ACQUISITION OF CARGO FURNITURE WILL FOCUS ON CONVERSION TO CARGO COLLECTION CONCEPT

FORT WORTH, Texas - June 22, 1999 - Tandycrafts, Inc. (NYSE: TAC) today announced it has reacquired Fort Worth-based Cargo Furniture & Accents, a leading national manufacturer and seller of children's and casual furniture and accessories.

Tandycrafts, the Fort Worth-based maker and marketer of products for the home and office, had sold Cargo to employees two-and-one-half years ago. As previously reported, Tandycrafts was required earlier this year to perform under a credit guaranty that was part of the January 1997 sale. Cargo Furniture posted net sales of approximately $17 million in its fiscal year ended Dec. 31, 1998.

"The decision to re-acquire Cargo reflects the opportunity that exists for growth and profitability at this operation," said Michael Walsh, Tandycrafts president and chief executive officer. "While this acquisition was originally initiated by Tandycrafts' bank guaranty, the new Cargo Collection stores have proven to be a profitable format for selling furniture and building the Cargo brand. We intend to accelerate the conversion of Cargo's unprofitable mall-based furniture stores to the Collection format, which are based in high-traffic strip malls, over the next 12 months."

Cargo introduced the Collection store format in 1998 in an effort to broaden the range of furniture styles and decorative accessories it sells. Collection stores are typically 4,000-square feet and feature full-room vignettes that showcase furniture, wall decor, bedding and related accessories. Cargo also sells home furnishings and related accessories to consumers and commercial accounts through a nationwide network of dealers, and on the Internet at www.cargohome.com.

"Our immediate priority is to complete the store conversion process at Cargo, while simultaneously working to build on Cargo's recent growth in dealer and commercial sales," said Jim Allen, executive vice president and chief operating officer at Tandycrafts. "Cargo has a well-defined and executable strategy that complements Tandycrafts' focus. We expect to see sustained performance improvement at Cargo over the short and long-term."

Tandycrafts will convert Cargo's mall-based stores to the new Collection Store concept as leases come up for renewal. The process, which will involve seven stores, is expected to be complete within the next year.

"The measurable impact of the store conversion process, the continued support by Cargo's supplier and dealer partners, and the opportunity for Tandycrafts to broaden our reach in the home decor and home furnishings markets confirm our decision to bring Cargo back into the Tandycrafts family," Allen concluded.

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TANDYCRAFTS/PAGE 2



Tandycrafts, Inc. (www.tandycrafts.com) is a leading manufacturer, distributor and retailer of consumer products, including frames and wall decor, home furnishings, office supplies and gifts. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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